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                     (J.W. HUNT AND COMPANY, LLP Letterhead)



                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Pee Dee Bankshares, Inc.


We consent to filing with the registration statement on Form S-4 of Centura Banks, Inc. relating to merger of Pee Dee Bankshares, Inc. into Centura Banks, Inc. of our report dated January 24, 1997, relating to the consolidated balance sheets of Pee Dee Bankshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended.

/s/ J.W. Hunt and Company, LLP

Columbia, South Carolina
January 9, 1998